UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 24, 2014
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 3, 4, 5, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36 and 37, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.
SELECTED INQUIRIES RECEIVED THROUGH AUGUST 8, 2014

1.
Airfreight volume growth decelerated as the quarter progressed. What were the primary factors that caused this? Year-over-year growth in Airfreight kilos fell each month from April to June.  Do you attribute this to a slowdown in the global economy or were other factors largely responsible?

This pattern (year-over-year percentage increases that decreased throughout the quarter) was also present in 2013, only to a greater degree (starting with a 9% increase in April 2013 and falling to a 1% increase in June of 2013). This year-over-year comparable trend noted in the 2nd quarter 2014 did not continue into the third quarter.

The global economy does seem to have people somewhat concerned these days. The intelligence unit of The Economist magazine forecasted earlier this summer that world GDP growth will continue to rise this year (hovering around 3 or 4% depending on whether being measured on a Market Exchange Rate Basis or on a Purchasing Power Parity basis). The World Trade Organization recently lowered their 2014 world trade growth forecasts (a different measure from world GDP growth) to 3.1% from a previous forecast of 4.7%. While we’ve always believed the only accurate thing one could say about forecasts is that they’re inevitably wrong…by some as yet unknown measure of magnitude…there doesn’t appear to be anything on the horizon related to conventional wisdoms’ economic expectations that can be read out of our airfreight volumes the last couple of quarters. There also seems to be a pundit consensus that we will see growth in the global economy during the remainder of 2014 and into 2015...albeit not as robust as everyone would like to see it. Things do change rapidly, however, as evidenced by the stock market's recent reaction to somewhat subdued economic reports issued by some key global economies (Germany, Brazil, and China among them). When growth expectations are somewhat muted to begin with, any perceived or expressed fragility, understandably causes the markets first reaction to be a very defensive. In these somewhat mercurial times, however, a couple of positive reports can change the prevailing winds of perceived economic outlook, fairly quickly.

We have always preferred to treat economic reports much the same way a sailor reacts to the direction of the wind. Any experienced sailor will tell you that it is how the sails are set to tack or jibe, not the direction of the wind, that ultimately determines where you end up.

2.	In your opinion, what needs to change in the airfreight and ocean freight markets to improve your pricing power to the point that net revenue/unit stabilizes?
In ocean freight, the root cause of the problem, at least from an NVOCC/OTI perspective, is fairly simple. We currently have a situation where cargo capacity (in the form of new ships) is being introduced into the global market at a faster rate than demand (in the form of freight volume) is being created. As we learned in Economics 101, when supply outstrips demand, prices fall. In classical economic theory, they fall until supply and demand reach some kind of equilibrium. That’s classical economics…and we’re still looking for that real equilibrium in the ocean markets. What we are in fact witnessing is some inexplicable manifestation of behavioral economics that will probably be deciphered in its entirety only when it is explained at some future date in a book published by the economists/writers that brought us all flavors of the FREAKONOMICS series. As ever larger (and therefore more expensive) and more energy-efficient ships are built and committed to the existing strings calling on the ports around the world, older ships, most of which are still being paid off, decline in value. These older ships, particularly those still burdened with debt, are forced to some degree, to stay in the game, operating at less than optimal cost scenarios, but adding to the growing cumulative over-capacity situation. Some very influential industry consultancy groups have projected this current over-capacity situation is going to be with us for some time and while there may be short-term, seasonal disruptions or disruptions caused by shore-term external factors (like labor actions or peak seasons), the long-term trend will have to grapple with chronic over-capacity.

In airfreight there have been some analogous over-capacity issues. Scheduled passenger carriers have been reducing dedicated freighter fleets for several years now and some are actually getting out of the dedicated freight business altogether. The underlying fundamentals that affect the airfreight markets, and its follow-on impact on pricing, while easily analyzed within a supply and demand framework, are blurred somewhat by the fact that air-cargo, except in those instances where you have all-cargo airlines, is typically a secondary source or revenue to the major airlines who are passenger focused. What airlines forecast concerning the demand for dedicated freighters several years ago, when decisions were made to place orders for new dedicated wide-body freighters, is not currently being proved out in the market. According to statistics published by the International Air Transport Association (IATA), global airfreight tonnage for the last several years has not grown substantially. The more passenger airlines reduce their dedicated cargo capacity in reaction to marginal cargo growth, the more the strategic trend to increase the use of belly-space as the cargo capacity of choice has emerged. Until the excess capacity in the freighter markets is absorbed, either by a further reduction in capacity or an increase in airfreight volumes, there will be a long-term softness in the pricing, interrupted on occasion by peak season demand or other short-term events.

3.	Are the competitive challenges in either the ocean freight or airfreight markets getting worse, better, or staying the same since the start of 2014?
Trying to isolate the impact of competitive challenges in our industry is a little like trying to apply the first law of thermodynamics to a baseball game. Competitive challenges have always been there and will always be there in our business. We’ve had some industry analysts describe our business as the purest form of free market competition still existing in the global economy… and we don’t disagree. Competitive challenges seem to be neither created nor destroyed, but rather just tend to transform themselves by the way the players align themselves and the methods they choose to emphasize. We can’t say that we have even been trying to measure the degree that competitive challenges are getting better or worse. In fact, what we have been trying to assess is what new kinds of competitive pressures are showing up in different forms and how we should be responding to them. An example of this, and as we've commented previously in this forum, is the practice some companies in our industry have fallen into of accepting economically unsustainable terms and conditions of liability. Failing to factor in long-term, and in many cases, permanent costs that are committed to by accepting terms and conditions of liability that make absolutely no economic sense, but appear to have remote expectations of occurrence, is not effective risk management. It isn't good for the customer or for the forwarder. The litmus test for just how lacking in economic sense some of these conditions are becomes patently evident when one seeks to insure them. In making inquiries to professional underwriters (in many cases from those whose “counter party risk” insurance products fueled the sub-prime mortgage debacle of 2008), who, when they understand what they are being expected to insure, react like a vampire, who upon waking up at dawn in the middle of a garlic patch finds himself surrounded by a sharp-edged wooden picket fence. We attempt to take a much more pro-active approach to risk management by negotiating terms that make economic sense to Expeditors, but are also fair to our customers.

4.	Can you give us your sense for how 2014 peak season will play out both in the ocean freight market and the airfreight market?
In the past several years, peak seasons, as the industry has come to know them, if they existed at all, have been much less intense and much shorter in duration than have commonly been experienced in the past. That trend is a function, we believe, of weaker global economies, better supply chain planning and increased unwillingness by retailers (and let’s not forget that peak season has always been influenced by retailers catering to holiday demand) to end up with a lot of unsold, marked-down and ultimately unprofitable, inventory in January.
At this stage in October, we seem to sense a "soft peak." Demand did pick up, and with marginal capacity reduction moves made by both ocean and air carriers, space has tightened to a degree which has allowed sustained general ocean and air freight increases.

5.
Do you believe that shippers either moved freight early or rerouted freight to avoid any potential labor unrest at the US West Coast ports? If so, to what degree did this positively or negatively impact your 1H14 results?

We’ve been told by carriers that customers have both moved freight early and selected alternative routings to anticipate the impact of any potential U.S. west coast labor unrest. There are some customers who have confirmed their ocean freight routing decisions included increasing more east-coast all-water options than they previously used...done specifically to reduce exposure to the U.S. west coast ports. We couldn’t measure the impact even if we could quantify it. The impact, should one exist, will be more likely felt through how long and intense the 2014 peak season turns out to be.

6.	How would you break down the 17% reduction in your ocean freight consolidation net revenues/container between competitive pressures and your effort to expand your ocean market share?
We’re really not capable of differentiating one from another in that context. Sometimes getting and keeping the business takes on the same dimension. Particularly given the overriding capacity that exists in the market these days.

7.
Can you explain the differences between your three major ocean freight business lines: ocean freight consolidation, direct ocean forwarding and order management? How does your overall ocean freight segment gross and net revenue break down between these three services?

We would also refer you to page 2 of our 2013 10-K filed 27-February 2014.

Ocean freight consolidation is our Non Vessel Operating Common Carrier ("NVOCC"), also sometimes referred to as Ocean Transport Intermediary ("OTI") business which occurs when we issue our own contract of carriage, a House Bill of Lading ("HBL"), to our customer, from a retail perspective. To our customer, we are the carrier. We then contract with an asset-based carrier, from a wholesale pricing perspective, to move our customer’s shipment (or shipments) on one of their vessels. The selected asset-based carrier issues a contract of carriage, a Master Bill of Lading ("MBL") to Expeditors for what is to them, one consignment tendered by Expeditors. When a steamship line issues an MBL to Expeditors, our origin office shows up as the shipper and our destination office shows up as the consignee. In many instances we will group a number of shipments and HBL’s and associate them with one MBL. On an HBL, we are shown as the carrier, while our customer, or our customer’s supplier is shown as the shipper. Despite the fact we might have one or a multitude of HBL’s destined for different customers, to the steamship line, the consignment looks like one consignment and we make our money on the difference between what we pay the carrier issuing the MBL and what we bill the customer. Since we have higher shipping volumes (usually) on a particular lane than do our customers, we would offer a more favorable buy-rate to the customer than they could negotiate on their own. The difference between what we pay the carrier on the MBL and what we bill the customers on the HBL is where we make our money. We should also note that because the US government regulates ocean freight movements to and from the United States under the aegis of the Federal Maritime Commission, there are a myriad of tariff filing, quoting and compliance rules to follow when moving ocean freight to and from the United States (which represents just over 60% of all our ocean traffic by container count) that require very careful attention. The economics though, is in negotiating the best wholesale rates we are able, based on anticipated volumes and then in selling the most competitive rates we can, to earn enough margin to compensate our people, and provide an adequate return to shareholders. Our customers in this segment are typically small and medium size shippers who seek a reliable and flexible door to door integrated service and/or large shippers who supplement their direct contract business with an NVOCC strategy for capacity management and/or ad-hoc business.

Direct ocean forwarding is a service we provide where we act as an agent for our customers who have their own contract with the steamship lines. There is no HBL issued by Expeditors, only a MBL issued by the carrier directly to our customer who employs us to create documentation, manage the shipment information, and sometimes arrange for a variety of services to facilitate the shipment of the goods, from the management of the pickup and delivery of the shipments to customs export formalities in some jurisdictions. The main distinguishing point between direct ocean forwarding and our ocean freight consolidation service is that the customer is the Beneficial Cargo Owners ("BCO’s") having their own contracts with the steamship lines. The steamship line issues a MBL showing our customer as the shipper and there is no HBL issued by Expeditors. In these instances, the steamship line issuing the MBL is the carrier, and we are a service provider providing services in any number of ways stipulated by our customer. Our customers in this segment are typically medium to large shippers who primarily contract directly with the asset-based steamship lines but seek a value added solution to manage the interface between suppliers and carriers as well as key logistics processes and milestones.

Order management is a fee-based service that began very simply years ago as a means for large BCO’s contracting with factories overseas to have an intermediary at origin manage the fulfillment of their Purchase Orders ("PO's) through “boots on the ground” supplier management. This included overseeing the loading of the BCO’s goods into an ocean containers, whether that entailed arranging delivery of full factory-loaded containers to the steamship lines container yard…or more intensive management of the loading (stuffing) process of containers in a Third Party Container Freight Station and subsequent delivery of the containers to the container yards. Once this was done, it was (and remains) important to communicate this critical information to the customers at destination via EDI messaging. Today it includes all of these same features, but is even more sophisticated in its applications that allow supply-chain management visibility and supplier management capabilities to extend beyond physical handling and management of PO’s with factories to incorporate features of supply-chain management like analytics and advance visibility, order fulfillment and planning capabilities, carrier management as well as reporting capabilities. It is now also usual for airfreight and ground transportation customers to make use of order management capabilities to coordinate and manage their suppliers order delivery commitments. This includes the consolidation for shipments from disparate vendors into one container, where possible. Our customers in this segment range in various sizes but seek customized value added solutions to manage from order inception to order delivery including performance management of all parties involved (suppliers, carriers, drayage providers, ourselves and the customer).

If we look at all these products, from a gross revenue standpoint, Ocean consolidation has been between 70 and 75% of gross Ocean revenues the last several years. On a net revenue basis, in 2013, Ocean consolidation contributed 46% of the Ocean freight net revenue.

8.	Should we expect the consulting fees related to the strategic assessment program to continue for the next several quarters or was most of this expense captured in the 2Q?
No. There shouldn’t be a lot more consulting fees…and there were probably far less than you might be thinking, as the consulting fees were less than $1 million. Again, for reference, we used consultants, some very talented, knowledgeable consultants to help us look at things differently and help us stay strategically focused as opposed to tactically oriented in our initiatives. Our Senior Management Team created the strategy.

There may well be other costs related to the strategic initiatives we’re pursuing, but at this stage, we don’t expect consulting fees to be a cost concern going forward.

9.	Can you quantify the benefit in the 2Q from the recovery of bad debt expense?
There was no benefit from the recovery of bad debt expense in the 2014 second quarter. There was however a recovery for the first six months of 2014 as shown in the Statement of Cash Flows in both our earnings release and in our second quarter 2014 Form 10-Q.

10.
Why isn’t equity a greater portion of the NEOs’ annual compensation? Per the proxy statement, equity comprised 1.2%, 1.3% and 2.1% of compensation for Mr. Wang, Mr. Gates and Mr. Powell respectively in 2014.

We have been asked this question before, more lately than formerly. To us, this is a prime example of no good deed goes unpunished. Before the provisions FASB pronouncement ASC Topic 718 (The Financial Accounting Standards Board pronouncement formerly known as FASB 123R which required the expensing of Stock Options using a value imputed by the application of the Black-Scholes formula), equity compensation grants was a common portion of the compensation package for executives. That said, having a “broad-based” plan has always been a part of our philosophy, as we believed that reinforced a culture of ownership we found appealing. With the advent of the requirement to expense the Black-Scholes value of stock option grants, we did two things:

•We began requesting our shareholders approve employee stock option plans on an annual basis, by requesting 3,000,000 shares back in 2006. This year, the 3,000,000 shares requested had 2,750,000 shares earmarked for employees and management and 250,000 reserved for stock grants to be made to outside members of our Board of Directors. The outside Board members each receive an annual grant of $200,000 worth of Expeditors stock (based on the stock price on June 1st of each year). The 250,000 shares reserved out of this year's grants are expected to last for several years (the last requests were made in 2008). When requests for future Board shares are made, the intention is to reduce the request for annual option award grants to employees, in that year, as we did this year, by the amount requested for Board members.

•We conducted a “bottom up” grant process where we took great care to provide our employees with stock options, before we granted options to Named Executive Officers and other members of Senior Management. As a result, amounts granted to senior executives predictably declined.

One concern others who have raised this same question have had is that management does not appear to have enough long-term incentives tied to the generation of long-term shareholder value. To that comment, we’ve always asked that the inquirer look at the stock holdings of Senior Management and refer them to the table on page 14 of our 2013 Definitive 14A Proxy Statement filed with the U.S. Securities and Exchange Commission on March 29, 2013. (http://www.sec.gov/Archives/edgar/data/746515/000074651513000008/a2013def14a.htm).

We think that this table illustrates management’s commitment to and alignment with shareholders. There were very few individual shareholders who owned more than most of the Company’s Executive Officers did in 2013.

The Compensation Committee, in the wake of the Company’s failed say-on-pay vote in May 2014, and in response to subsequent shareholder feedback, is looking at several options to ensure that compensation for Senior Management is giving equity compensation greater weight in the overall compensation formula, while reducing the weight that cash bonuses have had for the last several years.

11.
Did the drain in working capital this quarter (larger than a normal 2Q) impact the rate of share repurchase at all and should there be a reversal in the use of working capital in 3Q (we noted receivables rose more than a normal 2Q). Working capital was significantly lower than previous second quarters, should we expect this to reverse in 3Q?  What was the driver of lower working capital?

No. The higher the stock goes, the closer the stock gets to its intrinsic value, (we do our own calculation of intrinsic value, and, à la the Warren Buffett and Charlie Munger school of intrinsic value calculation, we won’t be sharing ours either) the more reflective thought goes into whether or not a buyback is in the true long-term interest of shareholders.

The reasons for the retreat of working capital this period was obviously impacted by stock buybacks, but also estimated tax payments related to timing or repatriation of earnings from foreign subsidiaries (also see the response to question 2 on our 8-K filing of 25 August 2011 for more on Expeditors' tax policies related to repatriation of earnings) versus timing of payments to carriers and some increases in relative amounts of trade receivables.

12.
The $5.4 million in improved healthcare costs - was that an unusual 2Q event, or is healthcare costs expected to be lower by a similar amount going forward. Is the $5.4MM reduction in salaries and related costs due to “a favorable experience in [EXPD’s] health insurance program” one-time or should EXPD continue to see that benefit going forward?

Our healthcare plan has for some time contained self-insured features with some insurance caps that kicked in above specified loss thresholds. In recent years, in light of the changing U.S. healthcare landscape (i.e. The Affordable Care Act), we have taken steps to mitigate increasing trends in U.S. healthcare expenses, while minimizing the impact on our most valuable asset, our employees. In 2013, we transitioned our funding arrangement from more of an insured to a predominately self-funded format (with some individual stop loss protections for exceedingly large claims). In both cases, we have routinely made adjustments when actual health plan expenses differ from what was expected.  As a self-funded plan, we use a plan administrator, a third party, to manage the plan. They create actuarial assumptions, based on our claims history and participant profile, to anticipate what our current period costs will be when all expected claims are paid. The unusually large adjustment this quarter is attributable to a combination of factors, but most significantly the 2013 change to a more self-funded format and our favorable experience with claims subsequent to the change.

Could it happen again? Maybe. Are we counting on it happening again soon? No.

13.	What was the driver behind the increase in headcount in North America? Was the increase in the number of employees in North America related to initiatives that are part of your strategic assessment?
The increase in North America was not related to the strategic assessment. It was related to handling more business, increasing the sales and account management staff and making necessary investments in infrastructure to support product development and account management.

One thing that might be of interest is despite the addition of headcount, our productivity metrics (shipments/customs entries per person) have actually improved.

14.	Do you consider your IT system to be a significant component of your competitive advantage?
Yes, we do, but we also believe that it isn’t our IT system, in and of itself, that creates our competitive advantage. We believe that it is the synergistic integration of our systems and our physical handling capabilities, enhancing the abilities of our people to execute consistently across the globe, which actually creates the most sustainable competitive advantage.

15.
Can you provide a high level description of how you designed and implemented your IT system?  How much of the system was designed in-house vs. 3rd party software? Did you originally design the system to scale as the company grew or have you been forced to change the system as you grew?  Why can’t competitors make a system that is as good or better than yours?  With regards to your IT system, how important is it that you have primarily grown organically (unlike most of your competitors)?

Our IT systems were built upon a foundation that dictated consistency and uniformity across our global network with the idea that we would be able to scale. Ironically, we never anticipated that we would have over 100 branches. Modifying this caused us some angst, but we were able to overcome that piece of understandable shortsightedness when we started to bump up against that limit. They were also designed on a decentralized basis, so that an interruption in one office or location would not debilitate the abilities of the entire network, or even a significant sub-part of the network.

Perhaps most significant is that they were designed, coded, tested and implemented by the collaborative efforts of our own logistics industry professionals and own IS staff, who understood best by actually having done it, what was important and what was extraneous. We can't emphasize enough what a competitive advantage we feel having a globally consistent IT system designed and built by logistics professionals for logistics professionals provides our people in servicing the needs for our customers. Our internal system capabilities has also created a culture where everyone is attuned to the power of appropriately deployed systems, realizing that our people's good ideas can and do make their way into the features of our systems. This is in keeping with Expeditors' long-held beliefs that we do not "outsource" our core functions...and systems at Expeditors are one of those things we have always believed to be core.

We like to say that our systems evolved through a series of enhancements made by our own people, as opposed to the "Big Bang" approach of systems development where a group of people locked themselves away in a cloistered setting for some period of time and emerge with a drum roll and a flash and shouted "Voilà! "Here's your System." Not only has the underlying architecture of our systems allowed for its localization in all the countries we operate (and we operate the same system in all of our offices globally), it has also given us the ability to facilitate the continuation of its development, again through relevant, focused and coordinated enhancements. Just as this business changes, so do the system requirements that support it. Being able to make those system enhancements and modifications when and how they are required is imperative to the perpetuation of a seamless, consistent global network. Some of the advantages of using our own systems strikes to the core of our professional commitment to being able to provide customized solutions to accommodate our customer's unique and ever evolving needs. We are not dependent on a third party to make decisions about the desirability of making needed customer modifications. We control our own destiny, and thereby the destiny of our customers in this manner. It has always been our belief that the importance of consistent systems reinforcing sound processes being an extension of operational execution capability has been far under-appreciated and far undervalued in this business. We are constantly engaged in enhancing and improving these systems.

Finally, we would point out that having a single, uniform, globally-connected system, providing comprehensive visibility creates great efficiency and great value...particularly in this era where the value of data, and the ability to provide timely visibility to that data in a consistent and reliable format is becoming increasingly important.

16.	Do you think Expeditors’ incentive compensation model will always be unique to the company? Why don’t competitors copy your incentive model?
We hope so. We believe that properly administered and monitored, our incentive compensation system is a critical element that not only reinforces our culture, but allows us to extend that culture to our customers by way of how we grow and maintain our business relationships with them.

We have said before that we think we were fortunate to have implemented our model from the Company's very early days. We can hardly be expected to know why our competitors have not copied the model, but we would point to the following factors:

Our model, with its emphasis on very modest base salaries, and the potential for a branch to share in a substantial fixed percentage of the increasing branch operating profits is a powerful motivator. Combining the unique elements of local entrepreneurship, leveraged across a global network and secured with a corporate safety net, presents a unique and powerful proposition to the right kind of person. We think that would be difficult to “retrofit” as it were on a company with entrenched compensation policies.

Our model also provides a great screening mechanism. The kind of manager who is attracted to or developed by our system is the kind of manager who is comfortable operating under a system such as ours, where they can both bear the risks, and earn the rewards of entrepreneurship. It is not for everyone, and we understand that, we don’t apologize for it, and we believe that it has been the driving force behind our development and success.

17.
What, if anything, does Expeditors do to retain employees during down cycles?  Is it just ingrained in employees that when profits are down so will their paychecks?  Why don’t they leave to go to competitors in the bad times?

Fortunately, over the history of the Company, we haven’t had too many “bad times” and those that we have experienced haven't lasted very long. Also, even in "bad times" our employees still have market-leading compensation potential. That is to say that as tough as it may seem here, it's probably better than the prospects of changing jobs during slow times...especially when you consider our entire package (compensation, healthcare benefits, our history of not doing mass layoffs during slow times, etc.).

Our employees, through their own experience understand the potential upside of our system. That provides sufficient vision to help them see their way through the bad times. In fact, it is their belief in our system, and the sense of ownership it cultivates, that drives our success, both during and coming out of the difficult times, where they know they'll reap the benefits of the investments they made during tough times.

Unlimited potential, especially potential that you’ve invested in and experienced previously, and know you’ll experience again, is, as we've mentioned before, a powerful motivator.

18.	Have you fully saturated the market with your full-service offices or is there room for Expeditors to grow its office network?
No. We have a very small global market share. To us this means that there is a lot of room for us to grow both geographically as well as within our products.

19.	What were the primary drivers of the weakness in Asia Pacific?
A lack of airfreight growth and yield pressures in both air and ocean freight. Airfreight was impacted, at the margin at least, by our not having been allocated some rather large volumes we were counting on because we failed to come to terms with rates and terms and conditions. We did, however, as an example of our resiliency in these situations, manage to grow enough new business, from a volume standpoint, to backfill that loss of volume.

The good news is that, as market conditions turned, as they inevitably do, we are in a position to handle a lot of this business with several large volume shippers for the last half of the year at rates where we are going to make an acceptable profit. Sometimes, while it’s difficult, we have to remember the words of some of our early pioneers. The particular bon mot that comes to mind was popularized by the person who established our ocean product many years ago and led it into becoming the largest NVOCC on the Pacific. When pressed with particularly difficult pricing pressures, to the point that profitability was in question, he used to very diplomatically tell the customers, “Sorry, we can’t handle this business at those rates…we’re already pretty busy and we don’t need the practice…but we’d be more than happy to continue handling your business at the competitive rates we've already quoted.”

20.	Have you seen any impact from the crackdown on corruption / purge of the Communist party in China on your business?
September 8th is a country-wide holiday in China for the Mid-Autumn festival, a Chinese cultural holiday to celebrate the harvest that is also celebrated in Taiwan and ethnic Chinese communities around the globe. One of the time-honored tradition of this festival is the giving of “mooncakes,” round cakes baked especially for this occasion, to family and friends.

The subject of the crackdown on corruption is very topical in China right now. The headline of the September 8, 2014 edition of the CHINADAILY, the most widely-circulated English language newspaper in the People’s Republic of China, reads “Mooncake Sales Wane.” It seems this year’s celebration saw a drop in mooncake giving. The article goes on to explain that in the past, government officials in China, have purchased mooncakes with public monies, to give to their staff. Also, the giving of “mooncakes” is alleged to have been used as a vehicle for giving other “luxurious products”...like expensive wines, some report even gold bars, or expensive food items. In addition to asking the public to submit on-line whistleblower complaints against government officials who have misused public funds to buy mooncakes, the Central Commission for Discipline Inspection, the government organization in charge of the crackdown on corruption, has punished several Chinese officials for using public money to buy and distribute mooncakes. As a consequence, government officials are increasingly cautious about all forms of corruption, and one manifestation of that is a drop in mooncake sales. If the age-old custom of mooncake giving during the Mid-Autumn festival is being curtailed to prevent the appearance of impropriety, it’s pretty safe to say that the Chinese government's current efforts to crackdown on corruption are very broad and far reaching.

21.	Can you provide some details about why “Other” expenses rose +24% in the second quarter? Was any of this related to the strategic reassessment?
A part did relate to the strategic assessment, but that amount was not a substantive part of the overall increase. While we have utilized the services of some very talented consultants to help us analyze our issues, they’ve done a great job of facilitating our assessment, but reinforcing that these are management’s initiatives and not the consultants. The part that relates to consulting is less than $1 million.

The increase was actually related to several factors that were described in summary format in our second quarter 2014 press release and in more detail in our recently filed Form 10-Q. We would refer you to detail described in the 10-Q, as it is more comprehensive than we have time to delve into in this response.

22.	The Statement of Cash Flows contains $27.1 million for a deposit related to a potential land acquisition. Where is the land located and what will it be used for?
The land is in a key gateway city in Europe. As you noted, it is a deposit. We have not closed on the transaction, but have concluded the terms of the purchase and sale agreement, which required us to place the money in escrow, pending the satisfactory conclusion of routine due diligence and notification of zoning approval from relevant governmental authorities that we can build the building we’ve conceptually designed. The building will be a multi-purpose facility consisting of office space, primarily warehouse space with temperature-controlled “cold-chain” capabilities.

23.	The Company had a large percentage increase in operating profit in Europe. Are the strategies responsible for this progress being incorporated in the new strategic plan you’re developing?
There has been a great deal of effort in Europe over the past 18 months focusing on expanding our business with European based accounts (as opposed to American based accounts). This has proven successful in several instances, and that general focus combined with some specific wins has resulted in increased profitability.

24.
Without divulging too much to your competitors, can you provide some general themes you expect to include in a new strategic plan? Can you please expand upon the transformation initiatives such as the reallocation of resources? Does this primarily relate to people, IT resources, opex spend, etc? Are you looking at it from a trade lane/country/regional perspective or more from a product perspective? What opportunities have the greatest potential for growth and profitability? Which have the least potential and are therefore being de-emphasized? Will this be a gradual process of change or will we see step-function improvements? How much incremental cost will be associated with the changes vs. expected savings? What kind of payback assumptions are you making?

Our strategic assessment is about focus, alignment, effective resource leverage and efficient resource allocation. This is needed to re-gain and maintain double digit growth. We have always been a Company that has focused on customer service and going "the extra mile" to facilitate the customer experience…and that will never change. However, in today's very market-focused, procurement-driven environment, we have come to the realization that not all things we’re asked to do, as good as they may seem for a particular microcosm of the Company (a district or country or even a region) or as beneficial as they might appear for one particular customer, always have the best holistic result for the entire Company or for our stakeholder base of employees, customers suppliers and shareholders. When we have situations such as these, given the cost and resource pressures we’re facing along with all of our customers and competitors, we have to be more disciplined in determining the comprehensive cost of attempting to be "all things to all people." At the end of the day, the “all people” aren’t served well by this approach either, because a company who thinks they have the capability to focus on everything, in reality, has lost the ability to focus on anything. The primary purpose for our strategic assessment is to focus management's expertise to create an environment where the Company will be both unified and confident in allocating our resources in the right areas to maximize the total returns to all of our stakeholders. This is not just a prioritization exercise to select the projects which look like they support our strategic initiatives; rather it’s an exercise where we are realigning, re-allocating and refocusing the resources of the entire Company so that only the very best things, the things with the greatest promise and greatest potential to grow our business in the areas we’ve identified, receive the resources required to achieve those objectives. It also considers the opportunity costs we will incur pursuing other initiatives and projects if we fail to focus our resources on those initiatives with the greatest potential for returns. We’re reminded of a quote by Steve Jobs, when commenting on a facet of Apple’s phenomenal success under his reign:

“People think focus means saying yes to the thing you've got to focus on. But that's not what it means at all. It means saying no to the hundred other good ideas that there are. You have to pick carefully. I'm actually as proud of the things we haven't done as the things I have done. Innovation is saying no to 1,000 things.”

We agree with Jobs’ comments. It’s not that we have to say NO to bad ideas. That doesn’t take a lot of management expertise. Rather, it is selecting from among the best ideas, those truly superlative ideas that will have the greatest potential to increase value to the entire network. That is the crux of a successful strategic assessment.

Understanding the importance of how our initiatives are communicated and reported to our respective stakeholders is also key in making sure that our strategic assessment is successful. When and how and how often we will communicate with each group of stakeholders will vary in both form, magnitude, latitude and depth of content, depending on the unique needs of our relationship to that particular group of stakeholders. For instance, we will be much more expansive with our discussions with our employees than we will in our public discussions. This a much more comprehensive response than we have ever given publicly when asked about the status and progress of our initiatives. To assuage potential concerns about our strategy, however, we will share an outline of where we are. We’ll continue to refine exactly how we will communicate these initiatives internally and externally. We believe that at Expeditors, a simple strategy, with execution expectations that can be readily communicated, easily understood and whose progress can be reliably measured, will be embraced and executed by our employees. Ultimately, we believe this kind of strategy will be much more successful than will grandiose schemes attempting to anticipate every twist and turn of the market place.

Our strategic assessment has resulted in four very basic, very broad key strategic initiatives, and four supporting “enabling” initiatives, that while strategic in scope are very tactical in support of the main four strategic initiatives. The “enabling” initiatives are things that need to occur, or be available, to maximize the effectiveness of the execution of the key strategic initiatives. What follows is a narrative, abridged description of the actual strategic initiatives we'll share with our employees.

The Key Strategic Initiatives:
a.Ensure every operating unit's base-line growth strategies for the air, ocean and customs products both defend existing market share and grow at the rate of that unit's (i.e. district or region) relevant market growth rate. Transcon and Distribution products are expected to maintain current growth rates.
b.Align and integrate European-Asian Pacific interests and European-North Americas interest to the same degree Asian Pacific and Americas interests have historically been aligned. This alignment is expected to result in additional growth in these markets beyond the base-line growth expectations, referenced in a. above.
c.Leverage our long and deeply entrenched presence in various Asian export markets, and the reputation we have with strategic carriers servicing those markets, to create a stronger Asian import presence while concentrating and enhancing export capabilities in key strategic lanes, particularly into and out of China and Southeast Asia. This is expected to create additional product growth opportunities in these markets we have heretofore not focused upon.
d.Expand market share growth and position in North America, traditionally our most strategic market.

The Key Enabling Initiatives, and with these, we’re going to be deliberately more opaque, will:
a.Align IT resources to support global strategy.
b.Refine risk management functions to effectively manage barriers to expanding business in these days of rampant terms and conditions erosion and expanded liability “creep.”
c.Develop and align global procurement strategies to optimize and leverage total cost of ownership in support of global strategic initiatives.
d.Create an acquisition strategy that will identify and assess desirable acquisitions within a framework solidly buttressed by Expeditors traditional acquisition methodologies and philosophies. Historically we have made acquisitions to obtain technology and specialized industry expertise we didn't have and which could be leveraged to benefit the entire network. We have also selectively acquired agents and on occasion key third party service providers.

Given our historical stance on the subject, it's important for us to point out that this initiative does not signal a shift in our long-held and well-known acquisition philosophy. It merely restates and formalizes what has been in place at Expeditors since its inception with the intention that when the opportunities do present themselves, we can move more quickly and more efficiently to make them happen. We should also emphasize that purpose of this enabler is not to pursue growth through acquisition, rather it is a formalized acknowledgment that we have always looked, and will continue to look, for opportunities where acquisitions will aid growth…and we see a profound difference in the two concepts

It may seem ironic to be more opaque about the tactical enablers than the strategic initiatives. In a competitive environment, it’s important that we manage information in a manner that increases, not decreases shareholder value. Being so transparent externally that we might be compromised either competitively or commercially does not service the interest of any of the stakeholders. We would also point out that our strategic assessment is not a “cost” reduction exercise. We’re not looking to reduce headcount as much as we are looking to effectively focus and direct our resources to generate growth. We will begin actively implementing our plan through our 2015 budget process and will begin our systematic communications with our staff during our upcoming District Managers meetings that will occur in November, December and January.

In summary, though, there are several important points that we hope will be comforting to our stakeholders:
1.We are not getting out of markets.
2.We are not phasing out of or abandoning any products or services.
3.Our objective is to align our resources with a laser focus on the areas we believe will present the greatest opportunities to bring the highest returns.
4.Our strategic assessment and reallocation of resources means investing more of the Company's time and attention on the four strategic initiatives and associated enablers and less in other areas.
5.     All of our offices will be expected to contribute and produce (our base-line initiative requires growth at the pace of the local market for all operating units). Some offices and regions, being the recipients of more strategic focus and direction, and corresponding investments, will be expected to contribute at a level commensurate with those investments.

Finally, while we’ve described these strategic initiatives in a somewhat abridged format, we think we’ve been sufficiently descriptive to provide a general idea of our focus and direction, without giving a detailed road map. The playbooks, formations and play sequences of our game plan will remain proprietary. That we’re playing a game trying to score more points should be obvious. How we are progressing will be evident from our reported numbers. That we’re not going to telegraph our plays to the competition should be expected…and in fact, we believe, applauded and supported by our stakeholders.

25.
When do you plan on completing the implementation of your strategic assessment and when are you going to provide more specific details? Do you plan on having more or less employees when it is through? Which divisions will have the greatest increase and decrease in resource allocation?  How should we think about the impact on productivity levels? Will you be providing any metrics we can track to monitor progress?

We’ve addressed most of these questions in our response to question 24 above. With respect to employees, we would expect to have more or less the same number of employees. We’re already very efficient from a productivity per employee standpoint. This is not a “layoff initiative” masquerading as a strategic assessment…on the contrary…we expect to be more busy than we are right now…and we’ll need our employees, who we believe are the best in the business.

26.	What have been the biggest challenges and successes experienced thus far with respect to the strategic assessment implementation?  Is it being rolled out regionally or company-wide?
The biggest successes we think have been the collaboration and alignment on the part of our Senior Management team. The most difficult part, of course, is staying focused on the strategic…as per Steve Job’s quote in our response to question 24. It will be rolled out Company wide, but as you can see from the initiatives, certain regions will have a different focus and a different responsibility.

27.
Please provide more detail about what factors you'll be addressing related to the 30% operating margin shortfall?  When do you expect you will be able to attain - and sustain - this level again and what do you need to do to get there? What has been the primary reason for the shortfall?

Getting more business and concentrating on being more proactive in raising rates where appropriate so we’re not suffering alone for changes in market demand.

We would point out that while we were weren’t where we’d like to be on a comparable basis, we did advance sequentially…and we’re not making predictions as to when we’ll achieve the 30%.

Lastly, while we remain very much focused on maintaining our 30% operating margin (operating income divided by net revenue), we would also comment that while we are only slightly below that mark, we are still substantially, as in more than double, on that basis, compared to peers we look at.

28.
AsiaPac's operating income contribution continues to shrink, with headcount down 2% sequentially in each of the last couple of quarters. Can you discuss that trend?  Is it because other parts of your business (Europe & Africa, LatAm) are growing much faster or has there been a deliberate de-emphasis of a very competitive region?  Are you losing share? How are the dynamics different in air vs. ocean? Are the opportunities for growth in southeastern Asia enough to offset slowing growth in China?  Can you please provide some more detail on the changing mix between air and ocean within the region and the reasons for it.

There is no deliberate deemphasis of our Asia Pacific operations. We mentioned yield pressures and also the airfreight volume situation. The reductions in headcount are a result of natural attrition and managers prudently looking for process efficiencies to compensate for fewer people before rehiring or replacing. Historically, with generally more favorable labor rates, the Asia Pacific region has had less motivation to adopt operational efficiencies than has North America. With costs rising throughout the Asia Pacific region, particularly in China, our people are reacting accordingly and working to understand and implement operational efficiency measure beyond those already adopted. Our recent geographic reorganization, from the internal looking outward, will create synergies by making more of the productivity resources that have been so strongly developed in the Americas, more easily available to the rest of the network.

29.
Where is most of your growth coming from in the Europe & Africa segment?  Detail on which countries, lanes, modes, types of freight driving that growth would be helpful.  Has this been a key area of focus or more the result of an improving macro backdrop? If market share gain in the region is a focus, who are you gaining it from and what does profitability in this segment look like relative to APAC and the Americas? Why is your Americas growth 'weaker' and what are you doing to prevent more of the same going forward?

Most growth in Europe and Africa comes from Northern Europe and there are general traffic increases in pharmaceuticals and high tech and retail markets…some air and ocean inbound. Imports and exports to and from North America and Middle East and Africa markets were also strong.

With respect to the Americas, one needs to put in context both how profits are split among regions and where a great deal of the customer facing work is done. While the growth of the Americas during the second quarter of 2014, wasn't what it historically has been relative to the rest of the company, it was still positive, while shouldering many investment initiatives.

30.
How should we think about the rate of growth in your key regions (APAC, Americas and Europe/Africa) relative to regional macro growth expectations? Are you expecting to take share in each of these regions and how will changing mix impact profitability?

As our strategic initiatives show, we will grow commensurate with the markets in all areas. We anticipate growing above and beyond market rates of growth on certain lanes (inbound to Asia for instance) where we feel we can leverage existing capabilities and infrastructure to expand capabilities we already have.

31.
Many of your peers have boosted their air freight outlook as of late. Are you as optimistic about continued improvements? How does that time into the much weaker M-o-M trends we saw in your air freight volumes in 2Q (April 10%, May 5%, June 2%)? How do you see things progressing in 2H14 on both the air and the ocean side?

Airfreight is a market that changes very quickly. We feel good about what we’re seeing, but also realize that events could occur that could send the airfreight markets soaring…but could also see it fall off and not grow. We’ll let our peers make their projections and we’ll continue to do what we always do, which is to service our customers and not count our chickens before the eggs hatch. We’ve addressed the airfreight trends in our response to question 1 above.

32.
You mention that pricing volatility remains a challenge and go on to talk about expanding share but do you expect that share to come at lower profitability levels given the competitive and overcapacity backdrop? Do you have internal profitability hurdles that you apply when pursuing new business or re-evaluating current customers? What are they and have they changed as of late?

Price is a reality. Service is a necessity. Our service standards have always been the thing we’ve relied upon to create permanent inroads. As we expand share, we’ll of course lead with service. While price competitiveness is a given, where we have to be particulary price competitive, we’ll look to buy more competitively and manage all facets of our business to keep profitability and market share growth synchronized. We don’t have internal profitability hurdles, per se, but are keenly aware of what it costs to service our customers. We're sure all of our competitors and customers would love to know what they are…so you’ll excuse us though for not sharing…that said, they aren’t necessarily all uniform, as the variety of services, geographic coverage and industry segment all play important parts in this.

33.	How should we think about the impact of overcapacity, in both air and ocean, on your profitability?
We think we've addressed this question in our response to question 2.

34.	Has there been any change to the volatility in air and ocean freight pricing? What do you think needs to happen to temper that?
Market pricing has been stiffening somewhat. We’re seeing pricing increases from both ocean and air carriers and they appear to be sticking to a degree we’ve not seen for some time. Whether or not they are permanent, in response to ship and plane rationalization moves, or whether it’s more seasonal and/or situational in scope only time will tell.

35.
Please comment on the working capital intensity of the business which is a constant theme we've been hearing from other forwarders. Do you have to extend customer payment terms in order to win new business and/or retain current customers? Have you changed your provisioning as a result? Have you been able to compensate for this in pricing? Do you expect that things have stabilized or will customers pursue even more leeway?

There has always been working capital intensity in this business, particularly if providing, as we do, customs brokerage services in a global market. There is a trend to squeeze forwarders to lengthen their terms…sometimes to ridiculous levels…to take advantage of free trade credit. If the “other forwarders” hadn’t been so anxious to accommodate these kinds of ridiculous terms over the past five years, we wouldn’t be talking about it now. Somehow, there is someone somewhere who thinks they can conjure up a freight forwarder incarnation of Rumpelstiltskin1…and give 90 and 120 day payment terms when you’re in a market where carriers and government agencies demand much shorter, sometimes immediate payment terms. At some point in time, you run out of cash. If you haven't mastered that "straw to gold" routine, that would predictably be a bad day.

We have been market competitive in extending payment terms where we can be market competitive and where we can also do things to manage our cash outlays. We don’t give extended terms on advances.

As long as "other forwarders" are willing to be bullied into making uneconomical concessions, we suspect there will be customers who continue to ask. Sooner or later, one of the “other forwarders” may run out of cash and cease to operate...and we’ll all just have to wait and see how that ripples through the market. Our job is to make sure that "other forwarder" isn't Expeditors.

36.
Have you seen a change in the way some competitors behave with respect to the willingness to take on more legal risk from their customers? Is this still causing a loss in market share and/or putting pressure on your growth and margins?

In 1972 there was a classic commercial for FRAM oil filters, the tag line for which still resonates over 40 years later. In the commercial, the voice of a mechanic working underneath a car announces that he is working on a "$200 main bearing job” that would have been unnecessary had the car’s owner spent just $4.00 to buy a FRAM oil filter the last time the oil was changed. The mechanic briefly rolls out from under the car, intoning the aphorism, “The choice is yours…You can pay me now, or… pay me later,” as he just as quickly disappears back under the car shaking his head.
For some reason, many of our competitors, at least from what many of our mutual customers tell us, refuse to buy the metaphorical $4.00 FRAM oil filter, somehow believing that they will neither pay now nor pay later. They probably also buy the “How to Win at Blackjack” books that are for

1The character from Grimms Brothers’ Fairy Tales who could spin gold from ordinary straw.

sale in the snack shops in the airport on the way out of Las Vegas on Sunday afternoon. We have always chosen to pay the freight equivalent of the $4.00 FRAM oil filter. The idea that you can take on more risk in this business (or any business) without eventually having to pay somehow defies time-honored, experiential rationale logic.

We are reminded that in 1993 some of the greatest minds in modern finance, including two future Nobel Laureates who invented the Black-Scholes model, founded a hedge fund called Long Term Capital Management (“LTCM”). LTCM was based on the premise that the brilliant Nobel Laureates and other assorted great minds of the Tom Wolfe "Masters of the Universe" variety, had in fact determined a way to apply very complex mathematical models to "take the risk out" of fixed income arbitrage trades. While it sounded good in theory, good enough for them to raise nearly $5 billion in equity and borrow another $125 billion (resulting in a highly-leveraged 25:1 debt equity ratio), it wasn’t sound enough to weather the impact of the 1997 Asian currency crisis nor the 1998 Russian bond crisis that followed. LTCM had significant exposure to each and basically had to be bailed out by all the major banks and financial institutions who were their investors. That the major banks and financial institutions did so only with a metaphorical "FED" gun to their head (the offer they couldn't refuse) is very relevant to our discussion.

Now, we do realize that we are not Nobel Prize Laureates. If Nobel Prize Laureates can raise…and more importantly LOSE…$5 billion of someone else’s money by demonstrating that somehow complex mathematical models written by exceptionally educated people with PhD’s in Math and Physics can’t possibly anticipate every facet of market risk that could occur, we think it stands to reason that we’d be unable to conjure up an effective model for the logistics market “risk” equivalent. Most importantly, we also realize that were we to try and fail, there would be no FED there, backed by U.S. taxpayers, to bail us out. We’d be totally alone and on our own and so would our shareholders and our employees.

To the last part of your question, we do not believe that our position on these matters has caused a loss of market share. That said, we have certainly chosen, on occasion, to buy "the $4.00 FRAM oil filter," preferring to "pay now," by walking away from business with untenable terms and conditions, as opposed to deluding ourselves into believing that we won't "pay later" for the "$200 main bearing job."

37.
What are the merits of remaining a public company and how do you think about continuing to secure shareholder support - i.e. an attractive cost of equity - given your outlook for your company and alternatives available to investors? Do you plan to become more or less open in your communications with investors? Do you plan to review your capital allocation strategy to increase returns of capital in a more challenging environment for growth and returns on capital?

Becoming a non-public Company is not really an option for us, and in most instances, while we probably don’t need to be a public Company from an operational cash flow perspective, we do believe that being a public Company creates greater opportunities for us. It also provides opportunities for our employees…like broad-based stock option and stock purchase plans, that would not be available in a private company.

We think we’ve always been open to communications with our investors. We’ll probably be a little more focused and proactive with meeting with our larger shareholders. We’ll continue to do the two or three investor conferences and maybe some limited other kinds of investors meetings. We do meet with shareholders and investors regularly. Particularly those who will come to Seattle and where we can accommodate those visits into and around our travel and work schedules and respect our quiet periods and Reg FD compliance policies. We’ll continue those meetings.

We were reminded by a shareholder recently that there are a lot of myths that float around out there concerning our unwillingness to meet with shareholders and investors. We have a number of shareholders and investors that can attest this is not true. These particular shareholders commented that they were able to schedule an appointment with us while they were doing their due diligence. They were very considerate of our scheduling commitments and worked with us to set up mutually agreeable times. While we remain committed to the concept that our best time is spent actually working to build the business by spending our time with employees, customers and carriers, we do understand that being a public Company carries with it certain responsibilities to communicate with our shareholders and potential investors...and we’ve always tried to balance the two.

As far as capital allocation and return on capital, we’ve been more active lately in buying back shares…we’ve paid an increasingly larger dividend for 20 years now, all the while, continuing to make necessary investments in our business. We've done so in a balanced manner and we will continue to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 24, 2014	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

October 24, 2014	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer